Exhibit d(4)
The Lincoln National Life Insurance Company

VARIABLE ANNUITY LIVING BENEFITS RIDER

This Rider is made a part of the Contract to which it is attached.  Except as stated in this Rider, it is subject to all provisions contained in the Contract. In the event of a conflict with any provision of the Contract, the provisions of this Rider will control. Coverage under this Rider begins on the Rider Date shown on the Rider Specifications.

SUMMARY OF RIDER PROVISIONS
This Rider provides that the Owner may withdraw, each Benefit Year, an amount up to the Guaranteed Annual Income, for the lifetime(s) of the Measuring Life(s), if certain conditions are satisfied as described in this Rider. The Guaranteed Annual Income is a percentage of the Income Base.

ADDITIONAL PURCHASE PAYMENT RESTRICTION
No additional Purchase Payments will be approved and added to the Contract after the Rider Date shown on the Rider Specifications.

DEFINITIONS
Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which it is attached, including any amendments, endorsements, or riders, attached to such Contract.
Annuitant is the Natural Person used to determine the benefits if the Measuring Life Option is Single. The Annuitant is one of two Natural Persons used to determine the benefits if the Measuring Life Option is Joint. The Contract may only have one Annuitant.  The Annuitant and Owner must be the same person.
Benefit Year is each 12-month period starting with the Rider Date shown on the Rider Specifications and each Rider Date Anniversary thereafter.
Benefit Election Date is the date You must establish with Us to begin receiving an amount up to the Guaranteed Annual Income.
Company, Our, Us, We refer to The Lincoln National Life Insurance Company.
Income Base Rollover Amount is the amount previously maintained for the Owner under a prior Group Annuity Contract solely for purposes of calculating the benefit associated with an Annual Withdrawal Benefit or a Guaranteed Withdrawal Benefit. The Income Base Rollover Amount is shown on the Rider Specifications.
Measuring Life is a Natural Person used to determine the benefits under this Rider. Measuring Life includes any Annuitant, Owner and Secondary Life.
Measuring Life Option indicates how many Natural Persons are used to determine the benefits under this Rider. Under the Single Measuring Life Option, the Annuitant is used to determine the benefits under this Rider. Under the Joint Measuring Life Option, the Annuitant and the Secondary Life are used to determine the benefits under this Rider. Once elected after the Benefit Election Date, the Measuring Life Option may not be changed.
Rider Date Anniversary is the same calendar day as the Rider Date, each subsequent calendar year, if such date is a Valuation Date.  If in any calendar year, such calendar day is not a Valuation Date, the Rider Date Anniversary will be the first Valuation Date following such calendar day.
A quarterly anniversary of the Rider Date is the same calendar day as the Rider Date of every third month following the previous Rider Date, if such date is a Valuation Date.  If such day is not a Valuation Date, and a Rider Charge is due, that charge will be deducted on the first Valuation Date following such calendar day.
Secondary Life is the second Natural Person, if any, used to determine the benefits under this Rider if the Measuring Life Option is Joint. Any Secondary Life must be the Annuitant’s spouse. Once elected after the Benefit Election Date, the Secondary Life may not be changed.
Systematic Required Minimum Distributions are systematic monthly or quarterly installments withdrawn via Our automatic withdrawal service of the amount needed to satisfy the required minimum distribution as determined by Us in accordance with Code Section 401(a)(9)(A), as amended, for the Contract to which this Rider is attached.
You, Your is the Owner.
Withdrawal is the gross amount of a Withdrawal before any applicable charges and fees. Withdrawals are Conforming Withdrawals or Excess Withdrawals. Any Withdrawal that otherwise is a Conforming Withdrawal, but that is not made payable to the original Owner or the original Owner’s bank account, will be treated as an Excess Withdrawal.
Conforming Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year is equal to or less than the Guaranteed Annual Income. If the Owner receives only Systematic Required Minimum Distributions during a Benefit Year, all Systematic Required Minimum Distributions during that Benefit Year will be treated as Conforming Withdrawals.  However, if a Withdrawal other than Systematic Required Minimum Distributions occurs during a Benefit Year, then this Withdrawal and any subsequent Withdrawals, including Systematic Required Minimum Distributions, will be treated as Excess Withdrawals to the extent that the cumulative amount withdrawn in that Benefit Year exceeds the Guaranteed Annual Income.
Excess Withdrawals are all Withdrawals taken after Your Benefit Election Date, where the cumulative amount withdrawn (including the current Withdrawal) from the Contract in a Benefit Year exceeds the Conforming Withdrawal. All Withdrawals taken prior to Your Benefit Election Date are Excess Withdrawals.

INCOME BASE
The benefit amount provided under this Rider is determined using the Income Base which is the value used to calculate the Guaranteed Annual Income and Rider Charges. The Income Base value is distinct from the Contract Value and is not used in calculating the cash surrender benefit, Death Benefit, or other guaranteed paid-up annuity benefits under the Contract.

The initial Income Base is equal to the Income Base Rollover Amount shown on the Rider Specifications.

The Income Base may be adjusted by an Automatic Step-Up and an Excess Withdrawal as described in the ADJUSTMENTS TO THE INCOME BASE provision of this Rider. The Income Base will not change upon each Conforming Withdrawal.

When the Income Base reduces to $0 after the Benefit Election Date, this Rider and Contract to which it is attached will terminate.

MAXIMUM INCOME BASE. The Income Base under this Rider is subject to the Maximum Income Base Limit shown under Rider Specifications. The Maximum Income Base Limit is a combined Income Base values, Protected Income Base values, Protected Amount values, Guaranteed Amount and other guaranteed amounts for all Company annuity contracts and annuity riders, including annuity contracts with an affiliated company, for which the Annuitant or Secondary Life, if applicable, is a Measuring Life or Owner.

If this Maximum Income Base Limit is exceeded, the Income Base values, Protected Income Base values, Protected Amount values, Guaranteed Amount and other guaranteed amounts for each applicable annuity contract and annuity rider will be reduced proportionately so the combined amount values do not exceed the Maximum Income Base Limit.

ADJUSTMENTS TO THE INCOME BASE
The Income Base may be adjusted as described in the provisions below.

ADJUSTMENTS TO THE INCOME BASE FOR EXCESS WITHDRAWALS. Upon each Excess Withdrawal, the Income Base be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value. The reduction will be the amount equal to the sum of (A divided by B) multiplied by (C), where:
A	is the dollar amount of the Excess Withdrawal;
B	is the Contract Value, reduced by any Conforming Withdrawal taken on the same Valuation Date;
C	is the Income Base immediately prior to the Withdrawal.
E

ADJUSTMENTS TO THE INCOME BASE FOR AN AUTOMATIC STEP-UP. An Automatic Step-Up may occur on the Rider Date Anniversary shown under the Automatic Step-Up Frequency on the Rider Specifications.

The Automatic Step-Up will occur only if all of the conditions shown under the Automatic Step-Up Frequency on the Rider Specifications are satisfied and the Contract Value on the Valuation Date is greater than the Income Base.

Upon an Automatic Step-Up, the Income Base will be increased to an amount equal to the Contract Value. If the Rider Date Anniversary the Step-Up would have occurred is not a Valuation Date, the comparison and any adjustment, will be processed on the next Valuation Date.

You may not decline the increase to the Income Base that occurs due to an Automatic Step-Up.

GUARANTEED ANNUAL INCOME AMOUNT
ELECTION OF THE GUARANTEED ANNUAL INCOME. At any time on or after an Annuitant reaches the Minimum Benefit Election Age shown on the Rider Specifications, You may elect to withdraw, each Benefit Year, an amount up to the Guaranteed Annual Income, for the lifetime(s) of the Measuring Life(s).

The amount may be withdrawn from the Contract each Benefit Year as a Conforming Withdrawal after You provide Notice to Us of:
(a)	the Benefit Election Date; and
(b)	the Measuring Life Option.

You cannot establish a Benefit Election Date until the Annuitant has attained the Minimum Benefit Election Age shown on the Rider Specifications.

Once a Benefit Election Date and the Measuring Life Option have been established, the date or option cannot be revoked or changed.

If the Measuring Life Option is Joint, the Guaranteed Annual Income that may be paid each Benefit Year is based upon the attained age of the younger or surviving Measuring Life on the Benefit Election Date. The Guaranteed Annual Income may be withdrawn during the lifetime(s) of all Measuring Lives until the Guaranteed Annual Income or Income Base are reduced to $0.

CALCULATION OF THE GUARANTEED ANNUAL INCOME. The Guaranteed Annual Income is determined by multiplying the Income Base by a Guaranteed Annual Income Rate from the applicable Guaranteed Annual Income Rate Table, which varies by age and the Measuring Life Option.

The Guaranteed Annual Income Rate used to calculate the initial and subsequent Guaranteed Annual Income will be based upon the attained age of the Measuring Life on the Benefit Election Date. If the Measuring Life Option is Joint, the Guaranteed Annual Income Rate used to calculate the initial Guaranteed Annual Income will be based upon the attained age of the younger or surviving Measuring Life on the Benefit Election Date. The Guaranteed Annual Income Rate Tables are shown on the Rider Specifications.

For the first Benefit Year only, if the Benefit Election Date is a date other than the first Valuation Date of the Benefit Year, the Guaranteed Annual Income is calculated on the Benefit Election Date and is prorated based upon the number of full or partial months from the Benefit Election Date to the end of the Benefit Year.

The Guaranteed Annual Income is non-cumulative. This means any part of the Guaranteed Annual Income not taken during a given Benefit Year cannot be taken in a subsequent Benefit Year without causing an Excess Withdrawal.

The Guaranteed Annual Income will change upon an Automatic Step-Up or an Excess Withdrawal as described in the ADJUSTMENTS TO THE GUARANTEED ANNUAL INCOME provision of this Rider.

MAXIMUM GUARANTEED ANNUAL INCOME. The combined Guaranteed Annual Income (including any guaranteed amounts, Guaranteed Annual Income amount, Protected Annual Income amount and Maximum Annual Withdrawal amount) for all Company annuity contracts, including annuity contracts with an affiliated company, for which the Annuitant or Secondary Life, if applicable, is a Measuring Life or Owner, is subject to the amount resulting from the Guaranteed Annual Income Rate used when the initial Guaranteed Annual Income was determined on the Benefit Election Date multiplied by the Maximum Income Base.

ADJUSTMENTS TO THE GUARANTEED ANNUAL INCOME

ADJUSTMENT TO THE GUARANTEED ANNUAL INCOME FOR EXCESS WITHDRAWALS. Upon each Excess Withdrawal, the Guaranteed Annual Income applicable to the next Benefit Year will decrease to equal the Income Base after the Excess Withdrawal multiplied by the Guaranteed Annual Income Rate used when the initial Guaranteed Annual Income was determined on the Benefit Election Date.

If the Income Base after the Excess Withdrawal equals $0, this Rider and the Contract to which it is attached will terminate.

ADJUSTMENT TO THE GUARANTEED ANNUAL INCOME FOR AN AUTOMATIC STEP-UP. Upon an Automatic Step-Up, the Guaranteed Annual Income will equal the increased Income Base multiplied by the Guaranteed Annual Income Rate used when the initial Guaranteed Annual Income was determined on the Benefit Election Date.

GUARANTEED ANNUAL INCOME AFTER THE CONTRACT’S MATURITY DATE

If the Benefit Election Date is earlier than the Maturity Date shown on the Contract Specifications:
(a)	the Owner may continue to withdraw the Guaranteed Annual Income each Benefit Year for the lifetime(s) of the Measuring Life(s) after the Maturity Date; and
(b)	An election of an Annuity Payment Option available under the Contract will not be required by the Maturity Date or thereafter.

However, if the Owner has not provided Notice to Us of the Benefit Election Date prior to the Maturity Date or an election of an Annuity Payment Option is not made prior to the Maturity Date, the Contract Value will be used to provide a Variable Annuity Payment Option and this Rider will terminate.

CONTRACT VALUE REDUCES TO $0
If a Withdrawal requested on or after the Benefit Election Date is equal to or greater than the Contract Value on the Valuation Date prior to the date of such Withdrawal, the amount available to be withdrawn will be limited to available Contract Value only.

On the Valuation Date the Contract Value reduces to $0, if:
(a)	the Income Base is not $0; and
(b)	the Contract has not been surrendered
the Guaranteed Annual Income will continue for the lifetime(s) of the Measuring Life(s) and a Quarterly Rider Charge will no longer apply.

You may elect to receive the Guaranteed Annual Income at any frequency We offer, subject to minimum payment amount rules then in effect, but no less frequently than annually.

EFFECT OF DEATH
Upon the death of the Annuitant if the Measuring Life Option is Single, this Rider and the Contract to which it is attached will terminate.

Upon the first death of a Measuring Life, if the Measuring Life Option is Joint, the Owner may continue the Contract and this Rider in force under the Joint Measuring Life Option. If so continued, the Guaranteed Annual Income will continue for the life of the surviving Measuring Life.  Upon the death of the surviving Measuring Life, this Rider and the Contract to which it is attached will terminate.

RIDER CHARGE
The Initial Annual Rider Charge Rate shown on the Rider Specifications is divided by four to calculate the initial quarterly Rider Charge rate.  The Rider Charge rate may change as described in the ADJUSTMENTS TO THE RIDER CHARGE RATE ON A RIDER DATE ANNIVERSARY provision of this Rider, but the annualized Rider Charge rate may never exceed the Guaranteed Maximum Annual Rider Charge Rate shown on the Rider Specifications.

DETERMINING THE QUARTERLY RIDER CHARGE. A quarterly Rider Charge is deducted from the Contract Value on each quarterly anniversary of the Rider Date. The amount of the quarterly Rider Charge is the quarterly Rider Charge rate multiplied by the Income Base (prior to any Automatic Step-Up that may occur) on the Valuation Date the charge is deducted.

Quarterly Rider Charges will be deducted from each Variable Subaccount on a proportionate basis. A pro-rata quarterly Rider Charge will be recalculated and deducted upon termination of this Rider for any condition stated in the TERMINATION OF THIS RIDER provision, except if the Contract is terminated due to death.

ADJUSTMENTS TO THE RIDER CHARGE RATE ON A RIDER DATE ANNIVERSARY.  Any change to the Rider Charge rate will occur only on a Rider Date Anniversary. The Rider Charge rate change is to the Rider Charge rate currently in effect on the Rider Date Anniversary of the change, subject to the Guaranteed Maximum Annual Rider Charge Rate shown on the Rider Specifications.

TERMINATION OF THIS RIDER
You may terminate this Rider upon Notice to Us any time after the Rider Termination Period shown under Rider Specifications.

Otherwise, this Rider will terminate upon the earlier of the first to occur:
(a)	the date the Contract to which this Rider is attached terminates;
(b)	the date the Owner is changed due to death or pursuant to an enforceable divorce agreement or decree, except when Ownership is transferred to the surviving Secondary Life upon death of the Owner;
(c)	the Annuity Commencement Date;
(d)	the death of the Annuitant if the Measuring Life Option is Single, or on the death of the last surviving Measuring Life if the Measuring Life Option is Joint;
(e)	the date You sell or assign for value the Contract, or discounts or pledges it as collateral for a loan or as a security for the performance of an obligation or any other purpose; or
(f)	on the date both the Income Base and Guaranteed Annual Income equal $0 as the result of an Excess Withdrawal.

Upon termination of this Rider, the benefits and charges within this Rider will terminate. A pro-rata Rider Charge will be deducted upon termination, except if this Rider is terminated due to death.